EXHIBIT 99.4



         Stamford, Conn., July 10, 1995 -- American Maize-Products Company (ASE:AZE) announced today that it received a proposal from Eridania Beghin-Say, S.A. to acquire the Company at a price of $40 per share in a merger transaction. In connection with this proposal, on July 7, 1995, Eridania entered into letters of intent with the stockholders of GIH Corp., which owns approximately 13% of outstanding American Maize Class A shares and 47% of outstanding American Maize Class B shares, to purchase all of the stock of GIH Corp. at a price calculated based on an underlying value of $40 per share of American Maize stock owned by GIH Corp. In addition, the letters of intent provide that, following Eridania's acquisition of American Maize, Eridania will sell 88% of the common stock of Swisher International Inc., the tobacco business of American Maize, to a group led by William Ziegler, III for $165 million. Eridania will retain the remaining 12% interest in Swisher. The letters of intent expire 45 days after the date thereof.

         These transactions are subject to several conditions, including, among others, (i) negotiation and execution of definitive documentation, (ii) receipt of financing by the Ziegler group for the purchase of Swisher and (iii) approval by the American Maize Board of Directors and stockholders of Eridania's acquisition of American Maize. There can be no assurance that definitive agreements in connection with these transactions will be executed or, if executed, that these transactions will be consummated.

         On February 22,  1995,  American  Maize and Eridania  executed a merger agreement pursuant to which Eridania commenced a tender offer for all outstanding American Maize common stock at a price of $40 per share. Eridania terminated its tender offer in May because the conditions to the offer had not been met.

         American Maize, based in Stamford, Connecticut, produces corn sweeteners and a variety of specialty food and industrial starches at plants in Hammond, Indiana; Decatur, Alabama and Dimmitt, Texas. The Company also produces cigars and smokeless tobacco products at plants located in Jacksonville, Florida and Wheeling, West Virginia.
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